Exhibit 10.1

Binding Employment Term Sheet

This term sheet (“Term Sheet”) sets forth the principal terms of an employment agreement between Shauna McIntyre (“Executive”), Electric Last Mile Solutions, Inc. (“ELMS”) and Electric Last Mile, Inc. (together with ELMS, the “Company”). Upon execution, this Term Sheet will constitute a binding agreement by and between the Company and Executive.

Position	Interim President and Chief Executive Officer of ELMS
Duties

Executive will perform such duties as are typical of a president and chief executive officer of a public company, including as assigned by the Board of Directors of ELMS (the “Board”). Executive will report to the Board.

In addition, Executive will serve the Company and/or its subsidiaries in other capacities consistent with Executive’s position.

Term	Subject to the provisions in this Term Sheet, the initial term will be 90 days. Executive’s employment will be terminable at will by the Company or Executive at any time (for any reason or no reason). Except with respect to a termination by the Company for Cause, the Company or Executive shall give the other party at least 30 days’ written notice to terminate Executive’s employment.
Base Salary	$550,000 per annum, pro-rated for any partial year of employment.
Annual Cash Incentive Compensation	Executive will be entitled to participate in any annual incentive program maintained by the Company from time to time in which its similarly-situated executives participate, with a target bonus opportunity equal to 100% of her salary paid with respect to the applicable performance year. The payment of any bonus pursuant to such program will be subject to Executive’s continued employment through the bonus payment date.
Additional Compensation	Executive will be entitled to receive an amount equal to $300,000, payable in cash and/or common stock of the Company (determined by the Board in its sole discretion) upon expiration of the term (including in connection with Executive’s appointment as the Company’s CEO (rather than interim CEO), but excluding in connection with a termination of employment by the Company for Cause or by Executive without Good Reason).
Equity Award	If Executive is appointed as the Company's CEO (rather than interim CEO), then the Company will grant to Executive a restricted stock unit award with an aggregate value of $12,000,000, which will vest over a period of three years on terms and conditions to be determined by the Board or a subcommittee thereof (with 1/3 of the award being subject to time-vesting conditions and 2/3 of the award being subject to performance-vesting conditions).
Severance

●      Non-CIC: If the Company terminates Executive’s employment without Cause or Executive terminates her employment for Good Reason, then Executive shall receive: (i) 1x annual base salary, payable in substantially equal installments over the 12-month period following the termination date; (ii) 12 months’ Company-subsidized COBRA; (iii) pro-rated target annual bonus (based on time employed for the year of termination), payable in a lump sum within 60 days following the termination date; and (iv) any earned, but not yet paid, annual bonus with respect to a prior performance year, payable when bonuses are paid to the Company’s executives (but no later than March 15 of the year following the year in which the termination date occurs).

●      CIC: If either such termination occurs within three months prior to, on or within 12 months following a Change in Control (as defined in the ELMS 2020 Incentive Plan), then Executive instead shall receive: (i) 1.5x the sum of annual base salary and target annual bonus, payable in substantially equal installments over the 18-month period following the termination date or, to the extent permitted in accordance with Internal Revenue Code Section 409A (“Section 409A”), in a lump sum within 60 days following the termination date; (ii) 18 months’ Company-subsidized COBRA; (iii) pro-rated target annual bonus (based on time employed for the year of termination), payable in a lump sum within 60 days following the termination date; and (iv) any earned, but not yet paid, annual bonus with respect to a prior performance year, payable when bonuses are paid to the Company’s executives (but no later than March 15 of the year following the year in which the termination date occurs).

●      General:

o       Receipt of severance subject to Executive’s execution within 21 days (or 45 days, if required by law) following the termination date, and non-revocation, of a general release of claims against the Company, and ongoing compliance with applicable restrictive covenants.

o       “Cause” and “Good Reason” to be defined. Executive will be eligible to receive the severance payments/benefits described above if the Company appoints a new Chief Executive Officer.

Restrictive Covenants

Executive will be bound by the following covenants:

●      Confidentiality and IP assignment (indefinite)

●      Non-competition (during term of employment)

●      Employee non-solicitation (during term of service and for one year following a termination of service)

●      Mutual non-disparagement covenant (indefinite)

Benefits	Executive will be eligible to participate in all health, welfare, retirement and other employee benefit plans made available by the Company to its U.S.-based employees.
Attorneys’ Fees	Executive will be entitled to receive up to $15,000 reimbursement for reasonable expenses actually incurred in connection with the negotiation and drafting of this Term Sheet and a long-form employment agreement.

Applicable Law	California
Dispute Resolution	All disputes will be resolved by JAMS arbitration in San Jose, California.
Tax Withholding	The Company may withhold from any amounts payable under this Term Sheet such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
Code Section 409A

Any right to a series of installment payments pursuant to this Term Sheet is to be treated as a right to a series of separate payments.

Any payments hereunder subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Term Sheet may only be made upon Executive’s “separation from service” (within the meaning of Section 409A).

No compensation or benefits, including without limitation any severance payments or benefits payable under this Term Sheet, shall be paid to Executive during the six-month period following Executive’s separation from service if the Company determines that paying such amounts at the time or times indicated in this Term Sheet would be a prohibited distribution under Section 409A. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of separation from service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

[Signature page follows]

Each of Brian Krzanich and Richard Peretz is authorized on behalf the Company to negotiate a long-form employment agreement. This Term Sheet shall be executed in such long-form agreement within 30 days (with only such changes as are mutually agreed); provided, that this Term Sheet shall be binding upon execution hereof, notwithstanding whether such long-form agreement is ever executed.

/s/ Shauna McIntyre	February 1, 2022
Shauna McIntyre

/s/ Brian Krzanich	February 1, 2022
Electric Last Mile Solutions, Inc.
Name: Brian Krzanich
Title: Director

/s/ Richard Peretz	February 1, 2022
Electric Last Mile, Inc.
Name: Richard Peretz
Title: Director

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